As filed with the Securities and Exchange Commission on October 8, 2021

Registration Nos. 333-196973
333-232925
333-240195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-196973

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-232925

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-240195

UNDER THE

SECURITIES ACT OF 1933

TRINSEO PLC

(Exact name of registrant as specified in its charter)

Ireland	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1000 Chesterbrook Boulevard

Suite 300

Berwyn, PA 19312

(Address, including zip code, of registrant’s principal executive offices)

Trinseo PLC Amended and Restated 2014 Omnibus Incentive Plan

(Full title of the plans)

Angelo Chaclas

Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
1000 Chesterbrook Boulevard

Suite 300

Berwyn, PA 19312
(610) 240-3200

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Rachel D. Phillips

Ropes & Gray LLP

1211 Avenue of the Americas

Ropes & Gray LLP

New York, NY 10036-8704

212 596 9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Trinseo PLC, an Irish public limited company, as the successor issuer to Trinseo S.A., a Luxembourg limited liability company, pursuant to a cross-border merger. On October 8, 2021, each previously outstanding ordinary share of Trinseo S.A., par value $0.01 per share (excluding treasury shares), was exchanged for one ordinary share of Trinseo PLC, par value $0.01 per share. We refer to the transactions effecting this exchange collectively as the “Redomiciliation”.

In connection with the Redomiciliation, Trinseo PLC has assumed Trinseo S.A.’s existing obligations in connection with awards granted under Trinseo S.A.’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of shares of Trinseo PLC ordinary shares rather than the ordinary shares of Trinseo S.A. upon the exercise of awards. This Post-Effective Amendment pertains to the adoption by Trinseo PLC of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-196973; (ii) Registration No. 333-232925 and (iii) Registration No. 333-240195. Trinseo PLC hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to Registration Statement Nos. 333-196973, 333-232925 and 333-240195.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Trinseo S.A. with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•	Trinseo S.A.’s annual report on Form 10-K for the year ended December 31, 2020, including the information incorporated by reference into the annual report in Form 10-K from Trinseo S.A.’s definitive proxy statement for the 2021 Annual General Meeting of Shareholders;

•	Trinseo S.A.’s quarterly reports on Form 10-Q for the period ended June 30, 2021;

•	Trinseo S.A.’s current reports on Form 8-K filed on March 17, 2021, March 22, 2021, March 24, 2021, March 26, 2021, May 5, 2021, May 6, 2021, May 14, 2021, May 25, 2021, June 17, 2021, and July 21, 2021; and

•	the description of the ordinary shares of Trinseo PLC which is contained in Trinseo S.A.’s DEF 14A filed with the Commission on April 27, 2021 pursuant to Rule 12g-3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Each document filed by Trinseo PLC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement (including any further amendment hereto) or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement (including any further amendment hereto) or in any document filed subsequent to the date of this Post-Effective Amendment that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Subject to exceptions, Irish law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with nay negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to: (a) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (b) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal: (i) in which judgment is given in his or her favor or in which he or she is acquitted; or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

The Memorandum and Articles of Association of Trinseo PLC (the “Constitution”) includes a provision which entitles every director to be indemnified by Trinseo PLC (including by funding any expenditure incurred or to be incurred by him or her) against any liability incurred in his or her capacity as a director to the fullest extent permitted by law. The Constitution provides that where a person is so indemnified, such indemnity may extend to all costs, charges, losses, expenses and liabilities incurred by him or her. Any funds provided in compliance with Irish law to a director to meet any expenditure incurred by him or her in connection with defending himself or in an investigation of any negligence, default, breach of duty or breach of trust by him or her or otherwise, must be given on the basis of an undertaking from the director that the funds will be repaid if he or she is convicted, or judgment is given against him or her.

The Constitution also provides the Trinseo PLC Board with authority to purchase and maintain insurance at the expense of Trinseo PLC for the benefit of any person who is, or was at any time, a director or other officer or employee of the company or any associated company.

In addition to the provisions of the Constitution, it is common for a public limited company to enter into separate a deed of indemnity with a director or officer which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under Irish law. Trinseo PLC intends to enter into such deeds of indemnity with each of its directors and officers. In addition, given the director indemnification limitations arising under Irish law, it is expected Trinseo PLC will procure that one or more of its subsidiaries will enter into indemnification agreements with each of the Trinseo PLC directors indemnifying them in respect of any liability incurred by them while acting as a director of Trinseo PLC.

Limitation on Director Liability

Subject to exceptions, as described above, Irish law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. One of the exceptions is that an Irish company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability.

Separately, in proceedings where negligence, default, breach of duty or breach of trust against a director has or may be established (or in anticipation of any such proceedings), an Irish court has the power to grant a director or other officer relief from liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Number	Description
4.1	Memorandum and Articles of Association of Trinseo PLC (incorporated by reference to Annex B of our definitive proxy statement on Schedule 14A filed on April 27, 2021)
4.2	Trinseo PLC Amended and Restated 2014 Omnibus Incentive Plan
5.1	Opinion of McCann FitzGerald
23.1	Consent of McCann FitzGerald (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney (included in signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania on this 8th day of October 2021.

TRINSEO PLC

By:	/s/ Frank A. Bozich
Name:	Frank A. Bozich
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each officer and director of Trinseo PLC, whose signature appears below constitutes and appoints Frank A. Bozich and David Stasse, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Trinseo PLC, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank A. Bozich	Director, President and Chief Executive Officer (Principal Executive Officer)
October 8, 2021
Frank A. Bozich

/s/ David Stasse	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 8, 2021
David Stasse

/s/ Bernard Skeete	Vice President, Global Controller & PAO (Principal Accounting Officer)	October 8, 2021
Bernard Skeete

/s/ K'Lynne Johnson	Director	October 8, 2021
K’Lynne Johnson

/s/ Joseph Alvarado	Director	October 8, 2021
Joseph Alvarado

/s/ Victoria Brifo	Director	October 8, 2021
Victoria Brifo

/s/ Jeffrey J. Cote	Director	October 8, 2021
Jeffrey J. Cote

/s/ Pierre-Marie De Leener	Director	October 8, 2021
Pierre-Marie De Leener

/s/ Jeanmarie Desmond	Director	October 8, 2021
Jeanmarie Desmond

/s/ Matthew Farrell	Director	October 8, 2021
Matthew Farrell

/s/ Sandra Beach Lin	Director	October 8, 2021
Sandra Beach Lin

/s/ Philip R. Martens	Director	October 8, 2021
Philip R. Martens

/s/ Donald T. Misheff	Director	October 8, 2021
Donald T. Misheff

/s/ Henri Steinmetz	Director	October 8, 2021
Henri Steinmetz

/s/ Mark Tomkins	Director	October 8, 2021
Mark Tomkins